Exhibit 10.48

2550 Garcia Avenue
Mountain View, CA 94043

650-944-3840
intuit.com

August 1, 2018

Greg Johnson

Dear Greg,

Congratulations on your promotion to Executive Vice President, General Manager, Consumer Group at Intuit (also referred to as the “Company”). We look forward to your continued leadership.

Promotion Date
You will become Intuit’s Executive Vice President and General Manager, Consumer Group, reporting to Brad Smith, effective August 1, 2018 (the “Promotion Date”).

Salary
Effective as of your Promotion Date, your Biweekly salary will be US $23,076.92 (less applicable withholdings) based upon an annual salary of US $600,000.00, pending continued employment.

Bonus
Beginning with the Company’s fiscal year 2019 fiscal year, you will be eligible to participate in Intuit’s Senior Executive Incentive Plan (“SEIP”), a cash incentive compensation program. Payouts under the SEIP plan are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the last day of the fiscal year. The actual amount of your award, if any, will be determined in accordance with the terms and conditions outlined in the SEIP plan document.

Your target percentage under the SEIP will be 100% of your annual salary.

Equity
Subject to necessary approvals by Intuit, going forward, you will receive annual equity awards on the same vesting schedule and comparable terms and conditions as the annual Focal awards made to all Intuit senior executives.

Intuit has trading window restrictions that apply to all employees to protect against insider trading. Those restrictions limit when you can sell Intuit stock. The Intuit trading window will generally close on the last day of the second month of each fiscal quarter, and open on the second trading day following our earnings announcement.

Share Ownership
As Executive Vice President and GM, you will continue to participate in Intuit’s Share Ownership Program. You will have three years from your Promotion Date in which to acquire and hold shares of Intuit stock with a minimum aggregate value, pursuant to the terms of this program. The current aggregate value applicable to the GM, Consumer Group role is 5 times your base salary. In the meantime, you are required to maintain your current share ownership requirement of 1.5 times your base salary.

Exhibit 10.48

Other Benefits
You will continue to be eligible for the normal health insurance, 401(k), employee stock purchase plan, nonqualified deferred compensation plan, management stock purchase program and other benefits offered to all Intuit senior executives.

Please visit www.intuitbenefits.com for details that will apply to you.

Vacation
As an executive at Intuit, you will continue to be exempt from the normal limits on vacation as defined in Intuit’s standard policy and you will not accrue paid vacation time or floating holidays.  It is expected that you will take paid time off as needed and in your reasonable determination, subject only to the approval of your manager.

Terms and Conditions
Your employment with Intuit continues to be at-will in nature and can be terminated at any time for any reason or no reason by yourself or by Intuit. This at-will employment relationship can only be modified in a writing signed by Intuit's Chief Executive Officer.

This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior written or oral agreements, statements, discussions or representations made between the parties regarding employment. Please review these terms to make sure they are consistent with your understanding. If so, please sign and date this letter in the place indicated below.

If you have any questions about this offer, please contact me.

Sincerely,

/s/ Brad Smith
Brad Smith
Chairman and Chief Executive Officer

Accepted:   /s/ Gregory N. Johnson

Date: Aug. 13, 2018     Start Date: